Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form type)

HOLLEY INC.

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)
Newly Registered Securities
Equity	Common Stock, par value $0.0001 per share(2)(3)	457(c)	8,299,978	$11.50(4)	$95,449,747(4)	.0000927	$8,848.19
Total Offering Amounts					$95,449,747
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$8,848.19

__________

(1)

The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)

Pursuant to Rule 416 under the Securities Act, the shares of common stock, par value $0.0001 per share (“Common Stock”), being registered hereunder include such indeterminate number of shares that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(3)

Consists of shares of Common Stock issuable upon the exercise of warrants with an exercise price of $11.50 per share (“Public Warrants”). Such Public Warrants were issued in connection with the initial public offering of Empower Ltd., a Cayman Islands exempted company (“Empower”), pursuant to the terms and conditions of that certain Warrant Agreement, dated October 6, 2020, between Continental Stock Transfer & Trust Company, as warrant agent, and Empower (the “Warrant Agreement”). The Public Warrants were assumed following the closing date of the Business Combination, as further described in the prospectus. Upon the closing of the Business Combination, Empower changed its name to Holley Inc. and its trading symbol of its Common Stock on the New York Stock Exchange from “EMPW” to “HLLY.”

(4)	Based upon the exercise price per share of Common Stock issuable upon exercise of the Public Warrants.